Exhibit 23.6

 The Board of Directors
 Rock of Ages Corporation

 We consent to incorporation by reference in the registration statement (No. 33-33685) on Form S-8 of Rock of Ages Corporation of our report dated July 22, 1997, relating to the balance sheets of Caprice Blue Quarry, Inc., Southern Mausoleums, Inc., and Autumn Rose Quarries, Inc. as of May 31, 1997 and April 30, 1997, and the related statements of operations and accumulated deficit, and cash flows for the eleven months and ten months then ended , which report appears in the October 21, 1997, prospectus on Form S-1 of Rock of Ages Corporation.


                               /s/ Greene and Company, L.L.P.

 Anderson, South Carolina
 February 4, 1998